Exhibit 4.3

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED (THE “SECURITIES ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

WARRANT TO PURCHASE COMMON STOCK

OF

E4X, INC.

This Warrant is issued to American Friends of Tmura, Inc. (the “Holder”) by E4X, INC., a corporation formed under the laws of the State of Delaware (the “Company”), on April 1, 2004 (the “Warrant Issue Date”). This Warrant shall expire and become void on the earlier of: (i) following the closing of a merger or consolidation of the Company with or into, or the sale of all or substantially all of the assets or securities of the Company to, another person or entity (a “Sale Event”), or (ii) one (1) year following the closing of the Company’s first underwritten public offering of the Company’s Common Stock pursuant to an effective registration statement under the United States Securities Act, as amended, or the equivalent law of another jurisdiction (an “IPO” and the “Expiration Date”).

1. Purchase of Shares. Subject to the terms and conditions hereinafter set forth, the holder of this Warrant is entitled, upon surrender of this Warrant at the principal offices of the Company (or at such other place as the Company shall notify the holder hereof in writing), to purchase from the Company up to Fifty Three Thousand, Five Hundred and Sixty Eight (53,568) fully paid and nonassessable shares of Common Stock, par value $0.01 per share, of the Company (the “Shares” or the “Warrant Shares”), as more fully described below. The number of Shares issuable pursuant to this Section 1 shall be subject to adjustment pursuant to Section 10 hereof.

2. Purchase Price. The per share purchase price (the “Exercise Price”) for the Shares shall be such share’s par value (or US$0.01 as of the date hereof).

3. Exercise Period. This Warrant shall become exercisable upon (i) the closing of a Sale Event or (ii) the closing of an IPO, and shall remain exercisable until the Expiration Date.

4. Method of Exercise. The exercise of this Warrant by the Holder, in accordance with the terms and conditions hereof, shall be effected by:

(i) the surrender of this Warrant, together with a duly executed copy of the form of subscription attached hereto (“Notice of Exercise”), to the Secretary of the Company at its principal offices; and

(ii) the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Shares being purchased.

5. Net Exercise. In lieu of the payment method set forth in Section 4 above, the Holder may elect, at anytime, to exchange the Warrant for a number of Warrant Shares equal to the increase in value of the Warrant Shares otherwise purchasable hereunder on the date of exchange. If the Holder elects to exchange this Warrant as provided in this Section 5, the Holder shall tender to the Company, at the principle office of the Company, the Warrant along with the Notice of Exercise, and the Company shall issue to the Holder the number of Warrant Shares computed using the following formula:

X = Y (A-B)
A

Where X = the number of Warrant Shares to be issued to the Holder.

Y - the number of Warrant Shares purchasable under the Warrant (as adjusted to the date of such calculation, but excluding those shares already issued under this Warrant).

A = the Fair Market Value (as defined below) of one share of the Warrant Shares.

B = Exercise Price (as adjusted to the date of such calculation).

“Fair Market Value” of a Warrant Share shall mean:

(a) If the effective date of exercise of this Warrant is the closing date of a Sale Event, then the gross price per share of Common Stock paid by the acquiror in such Sale Event (or deemed price per share, in the case of a sale of assets), as calculated by the auditors of the Company, based on the total consideration to be received by the Company or the stockholders in such Sale Event.

(b) If the exercise of this Warrant is in connection with an IPO, then (i) if the effective date of exercise of this Warrant is the closing date of the IPO, then the public offering price of a share of Common Stock in the IPO (before deduction of discounts, commissions and expenses); or (ii) if the effective date of exercise of this Warrant is following the closing of the IPO, then the average closing or last sale price of a share of Common Stock for the five (5) trading days prior to the exercise date, as quoted by the principal stock market or quotation system on which the Common Stock is traded.

6. Certificates for Shares. Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of Shares so purchased shall be issued as soon as practicable thereafter, and in any event within ten (10) days of the delivery of the Notice of Exercise.

7. Issuance of Shares. The Company covenants that the Shares, when issued pursuant to the exercise of this Warrant, will be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof. Upon the issuance of the Shares, the Holder shall be bound by the provisions of the Amended and Restated Stockholders Agreement dated December 30, 2003 (as may be amended from time to time).

8. Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.

9. Reservation of Stock. The Company covenants that during the term this Warrant is exercisable, the Company will reserve from its authorized and unissued shares of Common Stock a sufficient number of shares to provide for the issuance of shares of Common Stock upon the exercise of this Warrant and, from time to time, will take all steps necessary to amend its Certificate of Incorporation (the “Certificate”) to provide sufficient reserves of shares of Common Stock issuable upon exercise of this Warrant. The Company further covenants that all shares that may be issued upon the exercise of rights represented by this Warrant and payment of the Exercise Price, all as set forth herein, will be free from all liens and charges in respect of the issue thereof. The Company agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the exercise of this Warrant.

10. Adjustment of Exercise Price and Number of Shares. The Exercise Price and the number of shares purchasable hereunder are subject to adjustment from time to time as follows:

(a) Reorganization etc. If at any time while this Warrant, or any portion thereof, is outstanding and unexpired there shall be a reorganization (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), lawful provision shall be made so that the holder of this Warrant shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the Exercise Price then in effect, the number of shares of stock or other securities or property of the successor corporation resulting from such reorganization, sale or transfer that a holder of the shares deliverable upon exercise of this Warrant would have been entitled to receive in such reorganization, sale or transfer if this Warrant had been exercised immediately before such reorganization, sale or transfer, all subject to further adjustment as provided in this Section 10. The foregoing provisions of this Section 10(b) shall similarly apply to successive reorganizations, sales and transfers and to the stock or securities of any other corporation that are at the time receivable upon the exercise of this Warrant. If the per share consideration payable to the Holder hereof for shares in connection with any such transaction is in a form other than cash of marketable securities, then the value of such consideration shall be determined in good faith by the Company’s Board of Directors.

(b) Reclassification. If the Company, at any time while this Warrant, or any portion hereof, remains outstanding and unexpired by reclassification of securities or otherwise, shall change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change and the Exercise Price therefor shall be appropriately adjusted, all subject to further adjustment as provided in this Section 10.

(c) Split, Subdivision or Combination of Shares. If the Company, at any time while this Warrant, or any portion hereof, remains outstanding and unexpired shall split, subdivide or combine the securities as to which purchase rights under this Warrant exist, into a different number of securities of the same class, the Exercise Price for such securities shall be proportionately decreased in the case of a split or subdivision or proportionately increased in the case of a combination.

(d) Adjustments for Dividends in Stock or Other Securities or Property. If while this Warrant, or any portion hereof, remains outstanding and unexpired, the holders of the securities as to which purchase rights under this Warrant exist at the time shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Company by way of dividend, then and in each case, this Warrant shall represent the right to acquire, in addition to the number of shares of the security receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Company that such holder would hold on the date of such exercise had it been the holder of record of the security receivable upon exercise of this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock available by it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this Section 10.

(e) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 10, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder of this Warrant a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request, at any time, of any such Holder, furnish or cause to be furnished to such Holder a like certificate setting forth: (i) such adjustment and readjustment; (ii) the Exercise Price at the time in effect; and (iii) the number of shares and the amount, if any, of other property that at the time would be received upon the exercise of the Warrant.

(f) No Impairment. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 10 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Warrant against impairment.

11. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.

12. No Shareholder Rights. Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a shareholder with respect to the Shares, including (without limitation) the right to vote such Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of shareholder meetings, and such holder shall not be entitled to any notice or other communication concerning the business or affairs of the Company.

13. Tax Consequences. All tax consequences and obligations regarding any other compulsory payments arising from the grant or exercise of this Warrant, from the payment for, or the subsequent disposition of the Warrant Shares or from any other event or act (of the Company or the Holder) hereunder, shall be borne solely by the Holder, and the Holder shall indemnify the Company and hold it harmless against and from any and all liability for any such tax or other compulsory payments or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax or other compulsory payments.

14. Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company its successors and assigns. This Warrant cannot be assigned or transferred by the Holder without the express written consent of the Company.

15. Amendments and Waivers. Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder. Any waiver or amendment effected in accordance with this Section shall be binding upon the Holder, each holder of any Shares purchased under this Warrant at the time outstanding (including securities into which such Shares have been converted), each future holder of all such Shares, and the Company.

16. Governing Law Jurisdiction. This Warrant shall be governed by and construed according to the laws of the State of Delaware, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Warrant shall be resolved exclusively in the United States federal and state courts of the State of Delaware, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such court.

17. Notices. All notices required under this Warrant shall be in writing and shall be telecopied or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such party’s address as set forth below or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:

if to the Holder:

American Friends of Tmura, Inc.

c/o Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.

1 Azrieli Center

Tel Aviv 67021

Facsimile: 972-3-6914164

if to the Company;

E4X, Inc.

Suite 1902

555 8th Avenue

NewYork, NY 10018

Facsimile: (212)244 3691

with a copy (which shall not constitute notices) to:

Yudi Levy, Adv.

Goldfarb, Levy, Eran & Co.

2 Ibn Gvirol Street,

Tel Aviv, Israel

Facsimile; (972-5) 608-9910

or such, other address with respect to a party as such party shall notify each other party in writing as above, provided. Any notice sent in accordance with this Section 18 shall be effective (i) if mailed, seven (7) business days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via telecopier, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt (provided, however, that any notice of change of address shall only be valid upon receipt).

IN WITNESS WHEREOF, E4X, Inc. has caused this Warrant to be executed by an officer thereunto duly authorized.

E4X, INC.

By:	/s/ Yuval Tal
Name:	Yuval Tal
Title:	CEO

Agreed and accepted:

American Friends of Tmura, Inc.

By:	[Illegible]